Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of September 18, 2015 (the “Effective Date”), is made and entered into by and between First Data Corporation (the “Company”) and Frank J. Bisignano (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive previously entered into an employment agreement, effective as of April 28, 2013, with First Data Holdings, Inc. (“Holdings”) and the Company (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Executive on the terms and subject to the conditions set forth in this Agreement, which Agreement shall supersede the Prior Agreement, and Executive desires to accept such continued employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date. This Agreement is effective as of the Effective Date.

2. Employment; Term. Executive’s employment pursuant to the terms of this Agreement shall commence on the Effective Date and shall continue through December 31, 2020 (as it may be extended pursuant to this Section 2, the “Term”); provided, however, that commencing on January 1, 2021 and on each successive anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party with at least 60 days’ written notice prior to the next scheduled Extension Date that the Term shall not be so extended; provided, further, however, that the Term shall be subject to earlier termination pursuant to Sections 6, 7, 8 and 9.

3. Position, Duties and Administrative Support.

a. Position. During the Term, Executive shall (x) serve as the Company’s Chief Executive Officer, (y) be the highest-ranking executive of the Company and (z) have such authority, power, duties and responsibilities as are customary for the chief executive officer of a corporation of the size and nature of the Company, and such other authority, power, duties and responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company (the “Board”) and be consistent with Executive’s position with the Company. During the Term, (i) Executive shall report solely and directly to the Board, (ii) for so long as the Company’s common stock is not publicly traded, Executive shall serve, without additional compensation, as a member of the Board and as the Chairman of the Board, (iii) if the Company’s common stock becomes publicly traded, the Company shall thereafter cause the Governance, Compensation and Nominating Committee of the Board, or any successor to such committee (the “Nominating Committee”), to nominate Executive for election as a member of the Board at the expiration of each term of office and Executive agrees, if elected by the stockholders of the Company, to serve, without additional compensation, as a member of the

Board for each period for which Executive is so elected, and (iv) Executive agrees to serve, without additional consideration, as a member of the board of directors of any of the Company’s subsidiaries.

b. Full-Time Efforts. Executive shall perform and discharge faithfully, diligently and to the best of his ability his duties and responsibilities under this Agreement and shall, except for any periods of vacation or total or partial incapacity due to physical or mental illness, devote his full business-time and efforts to the business and affairs of the Company. Executive agrees to promote the best interests of the Company.

c. Administrative Support. Executive shall be provided with office space and administrative support commensurate with his position as Chief Executive Officer of the Company.

d. No Interference With Duties. Executive shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Executive’s duties under this Agreement and shall not be directly or indirectly concerned or interested in any other business, occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securityholder or debt holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics). Executive may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, without the express approval of the Nominating Committee. Notwithstanding anything herein to the contrary, (i) it shall not be a violation of this Agreement for Executive to manage personal business interests and investments and to engage in charitable, civic, educational and religious activities, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement and (ii) Executive shall not be prohibited from continuing to serve on the boards of, or remaining affiliated with, the entities set forth on Exhibit A hereto.

4. Work Standard. Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by the Company. Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

5. Compensation and Benefits.

a. Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay Executive, and Executive shall accept, an annual rate of base salary (“Base Salary”) in the amount of $1,500,000 effective on the Effective Date. The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased (and not decreased) from time to time at the sole discretion of the Board, and each such increase (if any) shall thereafter be regarded as Executive’s “Base Salary” for all purposes under this Agreement.

b. Annual Incentive Payments. With respect to the 2015 fiscal year and each full fiscal year of the Company occurring during the Term, commencing with the 2016 fiscal year of the Company, Executive shall be eligible to receive a discretionary annual incentive payment (“Annual Incentive Payment”) in such amount as determined in the sole discretion of the compensation committee of the Board (the “Compensation Committee”), based upon the Compensation Committee’s assessment of Executive’s performance. The Compensation Committee may establish performance targets in connection with such Annual Incentive Payment, which performance targets shall be determined in consultation with Executive. Any Annual Incentive Payment that becomes earned hereunder shall be paid within two and one-half (2-1/2) months after the last day of the fiscal year or such other date that conforms to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Any Annual Incentive Payments payable hereunder may be paid in the form of cash, equity-based awards or a combination thereof, as determined by the Compensation Committee in its sole discretion.

c. Incentive, Savings and Retirement Plans. During the Term, in addition to those benefits provided to Executive pursuant to this Agreement, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs (other than any annual incentive payment plan) applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives.

d. Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, dental, life and disability and excess disability insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

e. Vacation. Upon the Effective Date and each anniversary thereafter for so long as Executive is employed hereunder, Executive shall be granted five (5) weeks’ paid vacation.

f. Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred by him in carrying out his duties and responsibilities hereunder in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

g. Perquisites. Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to Peer Executives and their families generally under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families. Perquisites shall include (i) providing Executive with travel on a private airplane when Executive travels on business on behalf of the Company, (ii) reasonable non-exclusive use of the Company’s plane for personal travel for Executive and his spouse, consistent with Company policy and practice (any income from which shall be imputed to Executive at Standard Industry Fare Level rates in accordance with Treasury Regulation Section 1.61-21(g)(5)), (iii) providing Executive with the use of a car and driver, and (iv) financial planning.

6. Termination for Cause. This Agreement and Executive’s employment hereunder may be terminated at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except (i) accrued and unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses incurred prior to the date of termination and to which Executive is entitled to be reimbursed pursuant to Section 5(f), (iii) compensation and benefits under any plan or agreement covering Executive or Executive’s beneficiaries, which shall be governed by the terms of such plan or agreement, and (iv) any rights of indemnification set forth in this Agreement or otherwise, under the following conditions, each of which shall constitute “Cause”:

a. Executive’s willful and continued failure substantially to perform his duties with the Company or any subsidiary or affiliate thereof (other than as a result of total or partial incapacity due to physical or mental illness);

b. Executive’s willful malfeasance or willful misconduct in connection with the performance of his duties with the Company or any of its subsidiaries or affiliates or willful misrepresentation, willful act or willful omission which, in each case, is injurious to the financial condition or business reputation of the Company or any of its affiliates;

c. A material breach by Executive of the provisions of Sections 13-16 of this Agreement, provided that, in all cases, Executive shall be given written notice by the Company of such material breach, which notice describes in reasonable detail the acts and omissions of Executive believed by the Board to form the basis of such material breach and a period of at least ten (10) business days following the delivery of such notice to cure such breach, to the extent such breach is curable; or

d. Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any state thereof or (ii) a misdemeanor involving moral turpitude the conviction of which is injurious to the financial condition or business reputation of the Company or any of its affiliates.

For the purposes hereof, no act, or failure to act, by Executive will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company, and under no circumstances will the failure to meet performance targets, after a good faith attempt to do so, in and of itself constitute Cause. A termination for Cause under (x) Section 6(d) shall be effective when the Company has given Executive written notice of its intention to terminate Executive for Cause, describing in reasonable detail those acts or omissions that are believed by the Board to constitute Cause, and (y) Section 6(a) or Section 6(b) shall be effective when the Company has given Executive written notice of his failure to perform or his willful malfeasance, misconduct, misrepresentation, act or omission, in each case, believed by the Board to constitute Cause, together with a description thereof in reasonable detail, and Executive has not cured such failure to perform or willful malfeasance, misconduct, misrepresentation, act or omission, in the reasonable judgment of the Board, within ten (10) business days following delivery of such notice, to the extent curable; provided that, in all cases, no termination for Cause shall be effective unless the Board has determined, by majority vote, that Executive’s conduct constitutes Cause hereunder and in the case of a breach under Section 6(a), Section 6(b) or Section 6(c) that Executive has not cured the breach; provided, further, that Cause shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the date upon which the Company had knowledge of, or should have reasonably had knowledge of, such event, unless the Company has given Executive written notice thereof prior to such date.

7. Termination Upon Death. Notwithstanding anything herein to the contrary, this Agreement and Executive’s employment hereunder shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for the timely payment or provision of the Termination Payment and the Other Benefits (as defined in Sections 9(a)(i) and 9(a)(ii), respectively), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death, and for any rights of indemnification set forth in this Agreement or otherwise.

8. Disability.

a. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive’s employment and this Agreement. In such event, Executive’s employment with the Company and this Agreement shall terminate effective on the date provided in such notice (the “Disability Effective Date”). If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, except that the Company shall provide Executive with the payment or provision of the Termination Payment, the Retiree Benefits and the Other Benefits, including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date, and any rights of indemnification set forth in this Agreement or otherwise.

b. For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect or under Executive’s portable long-term disability insurance policy; or (ii) if no such plan or policy is then in effect or, in the case of the plan, the plan is in effect but does not apply to Executive, then “Disability” shall be as defined pursuant to Section 409A of the Code. Under this Section 8, unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company and Executive (or, if applicable, Executive’s legal representative). In this circumstance, to the extent permitted by law, Executive shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician.

9. Termination by the Company without Cause or by Executive for Good Reason. If this Agreement and Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (as defined below) prior to the expiration of the Term (it being understood by the parties that termination upon death or by reason of Disability, which are addressed in Sections 7 and 8, respectively, shall not constitute a termination without Cause), then Executive shall be entitled to the following benefits; provided that the payments and benefits under Section 9(a)(i) and Section 9(a)(ii)(C) are subject to the execution by Executive of the Release attached hereto and made a part hereof (the “Release”) and the effectiveness of such Release. For all purposes under Section 8 and this Section 9, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code.

a.(i) Commencing on the sixtieth (60th) day after Executive’s termination of employment, but contingent upon the execution and effectiveness of the Release attached hereto prior to such date, and subject to Section 19(r) below, Executive shall be entitled to:

(A)	payment, in installments, ratably over twenty-four (24) months after such date (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures, of an amount equal to the greater of (X) $9.5 million and (Y) the product of (x) two (2) multiplied by (y) the sum of (I) Executive’s Base Salary in effect as of the date of termination, and (II) the average of the Annual Incentive Payments paid in cash in respect of the two fiscal years prior to the date of Executive’s termination of employment (such greater amount, the “Termination Payment”); provided that in the event of Executive’s termination of employment by Executive for Good Reason as a result of a Change of Control (that also constitutes a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code) within two years following such Change of Control, the Termination Payment shall be made in a lump sum cash payment; payment, in installments over the Severance Period, in accordance with the Company’s normal payroll cycle and procedures, of an amount equal to financial planning benefits for two (2) years following his termination of employment; and

(B)

continuation of health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), including medical and dental coverage and excess disability and life insurance coverage during such COBRA period, in each case, on the same basis as those benefits are generally made available to active Peer Executives. The Company’s portion of the cost of such coverage and the provision of the coverage itself will be borne/provided by the Company in a manner that does not adversely affect its medical plan or otherwise result in adverse tax consequences as determined in its sole discretion. Thereafter, the Company shall provide Executive with health insurance, excess disability and life insurance coverage that is reasonably comparable to the coverage provided to Peer Executives under such policies at such time, under insurance policies issued by the insurer(s) who then administer(s) or provide(s) the benefits under the applicable plans until his death (the “Retiree Benefits”), to the extent that the Company determines in its reasonable judgment that maintaining the Retiree Benefits would not adversely affect its medical plan or the benefits paid thereunder or would result in penalties under Public Health Service Act section 2716 (the “PHSA”) or related provisions of the Code or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); provided, however, that, in the event the Company determines in its reasonable judgment that maintaining the Retiree Benefits would adversely affect its plan(s) or the benefits provided thereunder or result in penalties under the PHSA, the Code, ERISA or any other applicable law, then the Company may cease providing the Retiree Benefits to Executive and in lieu thereof agrees to pay Executive, on the first business day of each month, a monthly amount equal to the Company’s allocable portion of the cost of such Retiree Benefits. The Retiree Benefits will be provided in a manner exempt from or consistent with Code Section 409A, and to the extent such payments are taxable to Executive, Executive shall be grossed up accordingly. Notwithstanding anything herein to the contrary, Executive’s right to the Retiree Benefits shall terminate as of (i) the date on which reasonably comparable health insurance is made available to Executive by a subsequent employer, including the Company, or through the employment of his spouse, if any, or (ii) if Executive’s employment with the Company was terminated by Executive without Good Reason or due to Executive’s election not to extend the Term, in each case, the date on which Executive commences any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement with any person or Entity (as defined below) (other than any such arrangement in which Executive serves solely as a non-executive director). For purposes of the foregoing sentence, Executive is required to send written notice of the terms and conditions of any such subsequent employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement and the corresponding benefits earned from any such employment, to the extent applicable, and shall provide, or cause to be provided, to the Company, in writing, correct, complete and timely information concerning the same to the extent reasonably requested by the Company. Continued coverage under COBRA and the Retiree Benefits will be subject to the terms of the relevant welfare plans and in accordance with the Company’s policies applicable to similarly situated employees, as amended from time to time.

(ii) Except as otherwise provided for in this clause (ii), on the 60th day after Executive’s termination of employment, to the extent not theretofore paid or provided to Executive, Executive shall be entitled to: (A) any other accrued but unpaid Base Salary to the date of termination of employment; (B) any Annual Incentive Payments earned but unpaid for fiscal years ended prior to the year in which the date of termination occurs; (C) contingent upon the execution and effectiveness of the Release prior to the 60th day after

Executive’s termination of employment, a pro rata portion of the Annual Incentive Payment, if any, for the fiscal year in which the termination of employment occurs, equal to the product of (x) the full Annual Incentive Payment amount that would otherwise be payable in respect of such year if Executive had remained employed through such year, if any, without any reduction due to individual performance factors, and (y) a fraction, the numerator of which is equal to the number of days elapsed in such fiscal year to the date of termination and the denominator of which is 365, with such incentive payment amount to be paid in the calendar year following the year in which Executive’s termination occurred at the time that the full Annual Incentive Payment amount would have been paid had Executive’s employment not been terminated, (D) to the extent applicable to Executive and to the extent provided under the terms of the Severance/Change in Control Policy (as defined below), if any outstanding cash incentive awards granted to Executive are eligible to become fully vested and payable solely contingent upon Executive’s continued employment hereunder and the passage of time, continued vesting of such awards, with payment of such awards to be made in accordance with the awards’ terms, notwithstanding Executive’s earlier termination of employment, (E) any unreimbursed business expenses incurred prior to the date of termination and to which Executive is entitled to be reimbursed pursuant to Section 5(f) and (F) other amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive (whether on such 60th day or thereafter) under any employee benefit plan, program, policy or practice or contract or agreement of the Company (all of such other amounts and benefits referred to in this Section 9(a)(ii) shall be referred to in this Agreement as the “Other Benefits”). For the avoidance of doubt, Executive shall not be a participant in that certain Company Severance/Change in Control Policy as amended and restated effective as of September 24, 2007 and amended by Amendment No. 1 thereto, as it may be further amended from time to time (the “Severance/ Change in Control Policy”).

b. In the event that there is an alleged material breach by Executive of any continuing obligations under Section 14 or Section 16 of this Agreement or the Release, any unpaid amounts under this Section 9 shall be suspended until such time as there has been a final determination made by the appropriate tribunal that Executive has in fact materially breached any provision of such section, at which time any right to further payment shall be forfeited. The Company shall only implement a payment suspension following written notice of such breach and providing Executive a period of at least 30 days following such written notice to cure the material breach. Any payments or reimbursements under this Section 9 shall not be deemed the continuation of Executive’s employment for any purpose. Except as specifically enumerated in the Release, the Company’s payment obligations under this Section 9 will not negate or reduce (i) any amounts otherwise due but not yet paid to Executive by the Company, (ii) any other amounts payable to Executive outside this Agreement, (iii) compensation and benefits under any other plan or agreement covering Executive or Executive’s beneficiaries, which shall be governed by the terms of such plan or agreement or (iv) any rights to indemnification set forth in this Agreement or otherwise.

c. For purposes of this Agreement, “Good Reason” shall mean, (i) the consummation of a Change of Control or, any of the following without Executive’s consent:

(ii) A reduction by the Company in Executive’s Base Salary (other than a general reduction in Base Salary that does not exceed five percent (5%) of Base Salary that affects all members of senior management of the Company and its subsidiaries equally);

(iii) A relocation of Executive’s primary workplace by more than fifty (50) miles from Executive’s current workplace location;

(iv) A substantial reduction in, interference with, or demotion of, Executive’s authority, power, duties, responsibilities, position, office or title, or any change in Executive’s reporting responsibility, in each case as set forth in Section 3(a), which, for the avoidance of doubt, shall specifically include (A) any arrangement involving the sharing of Executive’s authority, power, duties, responsibilities, position, title or reporting responsibility, in each case as set forth in Section 3(a), (B) Executive ceasing to be the Chief Executive Officer and the highest-ranking executive of the Company or, at any time following a Change of Control, Executive is not the Chief Executive Officer and the highest-ranking executive of the entire operating entity that comprises both the business of the Company and its subsidiaries immediately prior to such Change of Control and the business (or businesses) of the other entity (or entities) involved in such transaction and its (or their) subsidiaries immediately prior to such Change of Control, or (C) after the date on which the Company’s common stock becomes publicly traded, the failure of the Nominating Committee to nominate Executive for election as a member of the Board at the expiration of each term of office; or

(v) A material breach by the Company of this Agreement;

provided that any of the events described in clauses (i), (ii), (iii), (iv) and (v) of this Section 9(c) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason, together with a description thereof in reasonable detail; provided, further, that Good Reason shall not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event; provided, further, that any notice of termination by Executive as a result of “Good Reason” shall be given within ninety (90) days after the initial occurrence of the condition giving rise to “Good Reason” and termination for “Good Reason” occurs within ninety (90) days after such initial occurrence of the condition giving rise to “Good Reason.”

d. Respecting all amounts due to Executive under Section 8, Section 9 or Section 10, Executive shall not be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as specifically set forth in this Agreement.

10. Non-Renewal of Term; Resignation without Good Reason.

a. In the event the Company elects not to extend the Term pursuant to Section 2, unless Executive’s employment is earlier terminated pursuant to Section 6, 7, 8 or 9, the expiration of the Term and Executive’s termination of employment hereunder shall occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive’s employment without Cause pursuant to Section 9, on the same terms and conditions as are applicable under Section 9. Except as set forth in this Section 10(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. If this Agreement and Executive’s employment hereunder is terminated by Executive without Good Reason, then the expiration of the Term and Executive’s termination hereunder shall occur on the close of business on the day provided by Executive as his last day of employment (such date to be not less than thirty (30) days from such time as Executive notifies the Company of his intention to resign without Good Reason), and Executive shall be entitled to receive the Retiree Benefits (subject to the terms and conditions set forth in Section 9(a)(i)(C)), accrued and unpaid Base Salary through the date of termination, any unreimbursed business expenses incurred prior to the date of termination and to which Executive is entitled to be reimbursed pursuant to Section 5(f), compensation and benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, and any rights of indemnification set forth in this Agreement or otherwise. Except as set forth in this Section 10(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

11. No Disparaging Statement. Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

12. Business Protection Provision Definitions.

a. Preamble. As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information Executive has gained or will gain while employed, Executive agrees to abide by and adhere to the business protection provisions in Sections 12, 13, 14, 15, 16, and 17.

b. Definitions. For purposes of Sections 12, 13, 14, 15 and 16:

(i) “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and (x) any person or Entity whose primary business directly competes with the primary business in which the Company is engaged (i.e., the electronic commerce and payment solutions business for merchants, financial institutions and card issuers), including but not limited to such other similar businesses as Visa, Mastercard, Discover, Western Union, Global Payments, Inc., Sun MicroSystems, Symantec, Fidelity Nat’l Info Services, Vantiv, Affiliated Computer Services, and ADP or (y) any person or Entity then attempting or planning to enter the electronic commerce and payments solutions business as its primary business; provided in the case of (x) or (y) that Executive is required to perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Executive provided or directed at any time while employed by the Company or any of its affiliates.

(ii) “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company. Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential and which are not in the public domain (so long as any such information that is in the public domain has not become in the public domain through the acts or omissions of Executive).

(iii) “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv) Restricted Period” shall mean the two (2) year period immediately following Executive’s termination of employment for any reason.

(v) “Territory” shall include those states in which the Company conducts its business at Executive’s termination date or those states in which the Company has specific and demonstrable plans to conduct its business within six (6) months of Executive’s termination date.

(vi) “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) includes any other information which is defined as a “trade secret” under applicable law. Trade Secrets exclude any information in the public domain so long as any such Trade Secrets that are in the public domain have not become in the public domain through the acts or omissions of Executive.

(vii) “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Executive while employed by the Company.

13. Nondisclosure: Ownership of Proprietary Property.

a. In recognition of the Company’s need to protect its legitimate business interests, Executive hereby covenants and agrees that, during the Term and thereafter (as described below), Executive shall regard and treat Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in the performance of Executive’s duties and responsibilities under this Agreement or as required by applicable law. This provision shall apply to each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information, during employment and for the Restricted Period thereafter.

b. Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. At times mutually and reasonably convenient, Executive shall assist the Company to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information. Executive shall be reimbursed for his time spent on such assistance at such reasonable rates as are mutually agreed to by the parties. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product or Trade Secrets without prior written consent of the Board.

c. All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

14. Non-Interference with Executives. During the Term and thereafter throughout the Restricted Period, Executive will not, either directly or indirectly, alone or in conjunction with any other person or Entity: actively recruit, solicit, attempt to solicit, induce or attempt to induce any person who is an “exempt executive employee” of the Company or any of its subsidiaries or affiliates to leave or cease such employment for any reason whatsoever. Notwithstanding the foregoing, neither a non-directed headhunter nor general advertising not specifically targeted at the Company’s employees shall violate the foregoing, nor shall serving as a reference upon request with regard to an Entity with which he is not affiliated.

15. Non-Interference with Business Relationships.

a. Executive acknowledges that, in the course of employment, Executive will learn about the Company’s business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Executive knows and acknowledges that the Company has invested considerable time and money in developing its products, vendor and other service provider relationships and agreements, and marketing techniques and that those things are unique and original. Executive further acknowledges that the Company has a strong business reason to keep secret information relating to the Company’s business concepts, ideas, programs, plans and processes, so as not to aid the Company’s competitors. Accordingly, Executive acknowledges and agrees that the protection outlined in clause (b) below is necessary and reasonable.

b. During the Restricted Period, Executive will not, on Executive’s own behalf or on behalf of any other person or Entity, solicit, contact, call upon, or communicate with any person or Entity or any representative of any person or Entity who has a business relationship with the Company and with whom Executive had contact while employed by the Company, if such contact or communication is reasonably likely to interfere with the Company’s business relationships or result in unfair competitive advantage over the Company.

16. Agreement Not to Work in Competitive Position. Executive covenants and agrees not to accept, obtain or work in a Competitive Position within the Territory for the Restricted Period. Nothing in this Section 16 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

17. Acknowledgements Regarding Sections 12 – 16.

a. Executive and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in Sections 12 through 16 constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Executive’s skills are such that Executive could easily find alternative, commensurate employment or consulting work in Executive’s field which would not violate any of the provisions of this Agreement.

b. Executive acknowledges that the compensation and benefits described in Sections 5 and 9 are also in consideration of his covenants and agreements contained in Sections 12 through 16.

c. Executive acknowledges and agrees that a breach by Executive of the obligations set forth in Sections 12 through 16 will likely cause the Company irreparable injury and that, in such event, the Company shall be entitled to seek injunctive relief in addition to such other and further relief as may be proper.

d. The parties agree that if, at any time, a court of competent jurisdiction determines that any of the provisions of Section 12 through 16 are unreasonable under New York law as to time or area or both, the Company shall be entitled to enforce this Agreement for such period of time or within such area as may be determined reasonable by such court.

18. Return of Materials. Upon Executive’s termination, Executive shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its affiliates, including any originals, copies and abstracts in Executive’s possession or control. Executive’s rolodex (or other tangible or electronic address book), his financial, benefit and compensation records and files, and his cellular telephone number are Executive’s personal property.

19. General Provisions.

a. Amendment. This Agreement may be amended or modified only by a writing signed by the parties hereto.

b. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns. In the event of Executive’s death prior to payment of all amounts due to Executive under this Agreement, the remaining unpaid amounts shall be paid to Executive’s estate as and when such amounts would have been paid to Executive had he survived.

c. Waiver Of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

d. Indemnification.

(i) Executive shall be entitled, in his capacity as a director or officer of the Company or, if serving at the request of the Company, as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other Entity, including service with respect to an employee benefit plan, to the benefit of the indemnification, hold harmless and expense advancement provisions contained in (A) for so long as the Company’s common stock is not publicly traded, the Company’s Restated Certificate of Incorporation and By-Laws, in each case as in effect on the date hereof or as hereafter amended (but only to the extent that any such amendment provides broader indemnification, hold harmless or expense advancement rights than those provided therein on the date hereof unless an amendment is required as a result of any change in applicable law, regulation or stock exchange rule), and (B) at all times on and after the date on which the Company’s common stock is publicly traded, the Company’s certificate of incorporation and bylaws as in effect on such date or as thereafter amended (but only to the extent that any such amendment provides broader indemnification, hold harmless or expense advancement rights than those provided therein on such date unless an amendment is required as a result of any change in applicable law, regulation or stock exchange rule).

(ii) During the Term and for a period of six (6) years thereafter, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board in respect of acts and omissions of Executive in his capacity as such or as a director of the Company and occurring during Executive’s employment or service as a member of the Board (or both).

(iii) Executive shall provide his reasonable cooperation in connection with any proceeding (or any appeal from any proceeding) referenced above, as well as any proceeding which relates to events occurring during Executive’s employment hereunder.

e. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

f. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which Executive may be eligible.

g. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

h. Section 280G.

(i) The Company agrees that, during the Term and for a period of two years thereafter, the Company will continue in effect for the benefit of Executive the provisions of Section 8 of the Severance/ Change in Control Policy as such provisions exist on the date of this Agreement.

(ii) To the extent that the Company does not have any readily tradable public stock, and in the event that it shall be determined that any right to receive the payments and/or other benefits under this Agreement to or for the benefit of Executive (the “Payments”) in connection with a future change in control, would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for Executive under all other agreements or benefit plans of the Company, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of Code, the Company shall use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1, and Executive shall use his reasonable best efforts to cooperate in connection with such procedure (including, if required, executing a waiver of any Payments to which he might otherwise be entitled that may be submitted for approval to such stockholders).

i. Notices.

(i) All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

If to the Company to:	First Data Corporation
225 Liberty Street, 29th Floor
New York, NY 10281
Attention: General Counsel

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: David Rubinsky, Esq.

If to Executive to:	(Last address of Executive on the payroll records of the Company unless otherwise directed in writing by Executive)

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Christopher Cox, Esq.

(ii) All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii) Any party hereto may change the address to which notice is to be sent hereunder by written notice to the other parties in accordance with the provisions of this Section.

j. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflict of laws).

k. Arbitration. If any contest or dispute arises among the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The Company and Executive shall each bear 50% of the costs related to such arbitration. If the arbitrator determines that Executive is the prevailing party in the dispute, then the Company shall reimburse Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred. Any reimbursement hereunder shall be paid to Executive promptly and in no event later than the end of the year next following the date the expense was incurred. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company, its subsidiaries and any of their respective affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality covenants as set forth in Sections 12 through 16.

l. Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company or Holdings that relates generally to the same subject matter, including, without limitation, the Prior Agreement. In the event of any inconsistency between this Agreement and any other plan, program, practice of or agreement with the Company, this Agreement shall control unless such other plan, program, practice or agreement provides otherwise by specific reference to this Section 19(l).

m. Assignment. This Agreement may not be assigned by Executive, and any attempted assignment shall be null and void and of no force or effect. All amounts otherwise due and owing to Executive hereunder immediately prior to his death shall be paid to his estate in the event that he dies before receipt thereof.

n. Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

o. Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 shall survive any termination of Executive’s employment and any termination of this Agreement.

p. Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

q. Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

r. Nonqualified Deferred Compensation Omnibus Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be a deferral of compensation within the meaning of Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i) Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder); provided, no such amendment shall be effective without Executive’s consent to the extent reducing the economic value of the Agreement to Executive (as determined on a pre-tax basis).

(ii) Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(A)	Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to the amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company; and

(B)	Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described;

Provided, such delay in payment shall occur only in a manner that satisfies the requirements of Section 409A of the Code and regulations thereunder.

(iii) If at the time of any separation from service Executive is a “specified employee” (within the meaning of Section 409A of the Code) at a time in which the Company (or successor) is a publicly traded corporation, within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive’s separation from service (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled. In the event benefits are required to be so postponed, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company promptly after the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv) If a “change of ownership or effective control of the Company or of the ownership of a substantial portion of the assets of the Company” under Section 280G of the Code (“280G CiC”) occurs which does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit payable pursuant to such 280G CiC under this Agreement which is considered to be a deferral of compensation subject to Section 409A of the Code shall be postponed until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

(v) References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

s. Legal Expenses. Executive shall be entitled to be reimbursed by the Company for the reasonable legal fees and expenses incurred in connection with negotiating and documenting this Agreement, subject to (x) receiving customary back-up documentation regarding such fees and expenses and (y) an aggregate cap of $50,000. Reimbursement for such expenses shall be made within sixty (60) days after receipt of documentation reasonably acceptable to the Company, but in no event later than the last day of the taxable year following the taxable year in which the expenses were incurred.

t. Management Stockholder Matters. In connection with Executive’s participation as a party to the Management Stockholder’s Agreement applicable to stock purchased by, and equity awarded to Executive, the following shall apply:

(i) The Company shall recommend that the Board extend to Executive “Piggyback Registration Rights” under the terms of the Management Stockholder’s Agreement (all capitalized terms used in this Section 19(t) and not otherwise defined in this Agreement shall be as defined in the Management Stockholder’s Agreement);

(ii) If a Change of Control (as defined in the Management Stockholder’s Agreement) occurs within 180 days after the Repurchase Calculation Date in connection with a Section 6(b) Call, the Fair Market Value used to calculate the purchase price in connection with the exercise of a Call Option shall be adjusted as a result of the Change of Control, such that the Company shall pay Executive the excess, if any, of (x) the per share price paid in respect of Common Stock in such Change of Control over (y) the applicable aggregate purchase price used in the Call Option, multiplied by the number of shares of Common Stock repurchased by the Company under such Call Option (whether purchased directly or through the Company’s payment in cancellation for shares subject to stock options held by Executive); and

(iii) For purposes of Section 23 of the Management Stockholder’s Agreement, the post-termination provisions of this Agreement shall be controlling and any determination as to whether Executive is in violation of Section 23 of the Management Stockholder’s Agreement shall be by reference to the post-termination provisions of this Agreement, except that Section 23(c) shall continue to apply (and the reference to Section 23(a) contained therein shall instead refer to Sections 12 through 16 of this Agreement).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute this Agreement to be effective as of the first date set forth above.

“COMPANY”

FIRST DATA CORPORATION

By:	/s/ Adam L. Rosman

Its:	Executive Vice President, General Counsel

“HOLDINGS”

FIRST DATA HOLDINGS, INC., solely for purposes of Section 19(l)

By:	/s/ Adam L. Rosman

Its:	Executive Vice President, General Counsel

“EXECUTIVE”

/s/ Frank Bisignano
Frank Bisignano

Addendum to

Employment Agreement with Frank Bisignano

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between Frank Bisignano (“Executive”) and FIRST DATA CORPORATION, and its successor or assigns (“Company”).

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company shall terminate on                     ;

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, effective as of September 18, 2015 (the “Employment Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement; and

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service Executive has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Claims Released Under This Agreement.

In exchange for receiving the payments and benefits described in Section 9(a)(i) and Section 9(a)(ii)(C) of the Employment Agreement, Executive hereby voluntarily and irrevocably waives, releases, and forever discharges the Company and current or former subsidiaries or affiliates of the Company and its subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, members, partners, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Releasees”) of and from any and all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, claims or causes of action known or unknown, suspected or unsuspected, of every kind and nature whatsoever, including, but not limited to, those matters arising or derivative from Executive’s employment with the Company, Executive’s separation from employment with the Company, or otherwise, which may heretofore have existed or which may now exist up to the date of his execution of this Release (subject only to the section below entitled “Claims Not Released Under This Agreement”, including but not limited to:

a. claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act of 1974;

b. claims for violations of any other federal or state statute or regulation or local ordinance;

c. claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

d. claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company (except for those benefits owed under any other plan or agreement covering Executive which shall be governed by the terms of such plan or agreement); or

e. any other claims under state law arising in tort or contract.

2. Claims Not Released Under This Agreement.

In signing this Release, Executive does not release any claims that may arise under Section 9 or 10, as applies, Section 19(d) or Section 19(h) of the Employment Agreement or the express terms of this Release or which may arise out of events occurring after the date Executive executes this Release. Executive also does not release claims to benefits that Executive is already entitled to receive under any other plan or agreement covering Executive based upon his actual service with the Company which shall be governed by the terms of such plan or agreement. Nothing in this Release shall prohibit Executive from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency or law enforcement official concerning any potential violation of the law.

3. No Assignment of Claim. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4. Compensation. In accordance with the Employment Agreement, the Company agrees to pay Executive or, if Executive becomes eligible for payments under Section 5 and Section 9 of the Employment Agreement but dies before receipt thereof, Executive’s spouse or estate, as the case may be, the amount provided in Section 5 and Section 9 of the Employment Agreement.

5. No Disparaging Statement. Except as otherwise provided in Section 2 of this Release, and as privileged by law, Executive and the Company covenant and agree that they shall not engage in any communications with persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

6. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person.

7. Voluntary Execution. Executive warrants, represents and agrees that Executive has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that Executive has been given the opportunity and sufficient time to seek such advice; and that Executive fully understands the meaning and contents of this Release. Executive further represents and warrants that Executive was not coerced, threatened or otherwise forced to sign this Release, and that Executive’s signature appearing hereinafter is voluntary and genuine. EXECUTIVE UNDERSTANDS THAT EXECUTIVE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.

8. Ability to Revoke Agreement. EXECUTIVE UNDERSTANDS THAT THIS RELEASE MAY BE REVOKED BY EXECUTIVE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF EXECUTIVE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. SUCH REVOCATION MUST BE ACTUALLY DELIVERED TO [NAME/ADDRESS] WITHIN SUCH SEVEN (7) DAY REVOCATION PERIOD. EXECUTIVE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON EXECUTIVE AND EXECUTIVE’S HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE. IN THE EVENT THAT EXECUTIVE REVOKES HIS EXECUTION OF THIS RELEASE IN ACCORDANCE WITH ITS TERMS, THE COMPANY SHALL HAVE NO OBLIGATION WHATSOEVER TO MAKE ANY PAYMENTS TO EXECUTIVE, OR PROVIDE ANY BENEFITS TO HIM, PURSUANT TO THE EMPLOYMENT AGREEMENT AND WHICH ARE CONDITIONED UPON EXECUTIVE EXECUTING THIS RELEASE.

Acknowledged and Agreed To:

“COMPANY”

FIRST DATA CORPORATION

By:

Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

Date:	“EXECUTIVE”

Date	WITNESSED BY:

Exhibit A

Boards on Which Executive May Sit/Entities With Which He May Remain Affiliated

Mount Sinai Health System—Board of Trustees

National September 11 Memorial and Museum—Board of Trustees

St. Patrick’s Cathedral—Trustee

St. Patrick’s Cathedral Landmark Foundation—Board

The Battery Conservancy—Board of Trustees

Institute for Veterans and Military Families at Syracuse University—Advisory Board

Partnership for New York City—Board of Directors

Metro Atlanta Chamber and Commerce Club Atlanta—Board of Directors